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James R. Boldt	Greg Ossmann
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CTG REPORTS 2000 FINANCIAL RESULTS

CTG'S STRATEGIC DIRECTION TO FOCUS ON GLOBAL PRACTICES WITH RESTRUCTURED
SALES AND DELIVERY ORGANIZATION

BUFFALO, N.Y. — February 5, 2001 — CTG (NYSE: CTG), an international information technology (IT) staffing and solutions company, today announced fourth quarter 2000 revenues of $83.4 million compared with revenues of $115.4 million in the fourth quarter of 1999. Net income for the 2000 fourth quarter was $0.2 million, or $.09 cash earnings per diluted share and $0.01 per diluted share, compared to $2.2 million, or $.19 cash earnings per diluted share and $0.13 per diluted share, in last year’s fourth quarter.

For 2000, CTG reported revenues of $345.7 million compared to revenues of $472.0 million in 1999. CTG’s net loss for 2000 was $5.7 million, or $.04 cash loss per diluted share and $0.35 loss per diluted share, compared to net income of $16.7 million, or $1.21 cash earnings per diluted share and $1.00 per diluted share in 1999.

“CTG’s results for the quarter and year are indicative of a very difficult business environment for IT services providers in 2000 as corporate spending for IT significantly lagged recent years,” said CTG Chairman, President, and Chief Executive Officer Darrell L. Jennings. “While CTG fared better than some of our competitors in 2000, our financial results this year were well below our own performance targets and historical performance. To better position CTG for renewed growth in revenues and earnings, we have restructured the sales and delivery organizations, including a new leadership team. We are actively hiring top industry sales resources to help drive top line growth. We have eliminated the three brands previously used in the North American market and now have one focused team going forward. We have also launched a global practices organization to build practices around clear customer value propositions and leverage relationships with third-party partners. These practices will be deployed in Europe and North America.”

Mr. Jennings continued, “CTG will strive to do fewer things better as our new practices are launched this year. We can differentiate based on practice competencies, a large European presence, and strong internal processes as evidenced by our ISO 9001 certification awarded last year. Application Management is one of the first global practices. CTG has been very successful in developing its application management business, so we are concentrating significant energy on continuing to build this business and are currently bidding on a record number of application management proposals. CTG is also a long-time leader in supporting the IT staffing needs of large companies, which gives the company an excellent platform for future growth, and a more consistent revenue base quarter to quarter.”

During 2000, CTG continued to make investments in its business with the mid-year opening of a state-of-the-art Solution Center in Atlanta, which significantly enhanced CTG’s capabilities in Web-based technologies. CTG also received ISO 9001 certification status in June 2000 for all its offices worldwide, making CTG one of the largest IT services organizations to be 100 percent ISO-certified.

Mr. Jennings added, “CTG secured significant new business in 2000 with the award of its largest-ever application maintenance outsourcing contract initially valued at $44.5 million over three years. Other new clients that signed contracts with CTG in 2000 include BGE Home, EDS, Gate Gourmet Americas, Mountain States Health Alliance, Port Authority of Pittsburgh, and St. Vincent Health Services. In November, we renewed for three years CTG’s contract with IBM, our largest customer, as one of IBM’s national technical services providers for the United States. We are also excited about a recently signed strategic partnership agreement with TIBCO, a leading provider of real-time infrastructure solutions.”

CTG also provided initial guidance on its revenue and income expectations for 2001. Based on current economic and business conditions, CTG expects that its 2001 revenues will range between $380 million and $395 million, 10 percent to 14 percent above 2000. The company currently projects 2001 net income between $3.2 million and $4.4 million, or $.44 to $.51 cash earnings per diluted share and $0.20 to $0.27 per diluted share, compared to its net loss of $5.7 million or $.04 cash loss per diluted share and $0.35 loss per diluted share in 2000. Revenues and net loss for the first quarter of 2001 are currently expected to range from $76 million to $79 million and $1.1 million to $1.5 million, respectively, due to: (a) investments the company will make as it implements its new strategic direction during the 2001 first quarter, and (b) the conclusion of several development and integration engagements. First-half earnings are expected to be a small loss to break even.

“Looking forward, CTG is in an excellent position as IT spending increases per industry analysts’ projections,” Mr. Jennings concluded. “A days sales outstanding ratio of 65 days contributed to this year’s impressive $21.7 million reduction in long-term debt. With a strategy that strengthens CTG’s business, we expect to resume revenue growth and return to profitability in the second half of 2001.”

Backed by 35 years’ experience, CTG provides IT staffing, application management, and consulting solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services, proprietary service methodologies, and a proven track record of delivering solutions that work. More information about CTG is available on the Web at http://www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors which involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 1999 Form 10-K, Management’s Discussion and Analysis section of the Company’s 1999 annual report, and Form 10-Q for the third quarter of 2000, which are incorporated by reference.

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Today's news release, along with CTG news releases for the past year, is available on the Web at http://www.ctg.com.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Statements of Operations

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2000	1999	2000	1999
Revenue	$ 83,371	$ 115,400	$ 345,676	$ 472,008
Direct Costs	58,121	80,006	244,328	316,304
Selling, General and Administrative Expenses	24,160	31,445	102,836	124,871
Restructuring Charge	--	--	4,157	--
Operating Income (Loss)	1,090	3,949	(5,645)	30,833
Net Other Income (Expense)	(812)	79	(3,034)	(969)
Income (Loss) Before Income Taxes	278	4,028	(8,679)	29,864
Provision (Benefit) for Income Taxes	107	1,873	(3,018)	13,163
Net Income (Loss)	$ 171	$ 2,155	$ (5,661)	$ 16,701
Net Income (Loss) Per Share:
Basic	$0.01	$0.13	$(0.35)	$1.02
Diluted	$0.01	$0.13	$(0.35)	$1.00
Cash-Diluted*	$0.09	$0.19	$(0.04)	$1.20
Weighted Average Shares Outstanding:
Basic	16,324	16,204	16,187	16,401
Diluted	16,424	16,393	16,272	16,680

*  Cash earnings per diluted share excludes amortization of goodwill and other intangible assets.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Balance Sheets

(amounts in thousands)

	Dec. 31, 2000	Dec. 31, 1999		Dec. 31, 2000	Dec. 31, 1999
Current Assets:			Current Liabilities:
Cash and Cash Equivalents	$2,562	$10,684	Accounts Payable	$ 12,563	$10,834
Accounts Receivable, Net	57,968	80,773	Accrued Compensation	26,121	27,567
Other Current Assets	5,535	5,862	Income Taxes Payable	3,806	10,423
			Other Current Liabilities	11,031	13,293
Total Current Assets	66,065	97,319	Total Current Liabilities	53,521	62,117
			Long-term Debt	9,700	31,380
Property and Equipment, Net	13,784	13,483	Other Liabilities	10,353	10,738
Other Assets	82,518	88,357	Shareholders' Equity	88,793	94,924
Total Assets	$162,367	$199,159	Total Liabilities and Shareholders' Equity	$162,367	$199,159